Exhibit 99.1
                                     TRIBUNE

Press Release

                     TRIBUNE TO SPLIT COMMON STOCK 2 FOR 1;
             SHARES DISTRIBUTED JAN. 15 TO HOLDERS OF RECORD DEC. 27

CHICAGO, Wed., Dec. 11, 1996 - Tribune Company's (NYSE: TRB) board of directors approved a two-for-one split of common stock during a regular meeting here today. Shares will be distributed Jan. 15, 1997 as a 100 percent stock dividend to holders of record at the end of business on Dec. 27, 1996.

"Tribune has great momentum and excellent prospects for the future, which have been reflected in the steady increase in our stock value. This split will put the share price of TRB more in line with our peers and with most public companies," John W. Madigan, chairman, president and CEO said. "Tribune's cash flow should top $600 million this year. The pending acquisition of Renaissance stations by our television group and the recent addition of exciting new education businesses give us balance in content, distribution and revenue. We are a company with a rich tradition that is changing dramatically to meet future needs for information and entertainment in a digital age, creating shareholder value as we grow."

Tribune's most recent split, also two for one, occurred in May 1987. Tribune became a public company in 1983. There were about 61 million common shares outstanding at the end of the third quarter 1996.

Tribune is a leading information and entertainment company. Tribune owns and operates 10 television and five radio stations, publishes four daily newspapers, produces and syndicates programming and information and provides educational products and services for the school and consumer markets. In July, Tribune agreed to acquire Renaissance Communications Corp. (RRR), a publicly traded company owning six television stations.

Financial data and general information may be found on Tribune's World Wide Web site: http://www.tribune.com. Earnings and other news releases also can be accessed by calling 1-800-757-1694.

MEDIA CONTACT:                                          INVESTOR CONTACT:
Robert D. Carr                                          Ruthellyn Musil
312/222-3763  (Office)                                  312/222-3787  (Office)
630/545-0746  (Home)                                    847/559-0852  (Home)
312/222-1573  (Fax)                                     312/222-1573  (Fax)
Bcarr@tribune.com                                       Rmusil@tribune.com




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